EXHIBIT (D)

                      CONTRACTUAL MANAGEMENT FEE WAIVER AND
                         EXPENSE REIMBURSEMENT AGREEMENT


         AGREEMENT made this 1st day of January, 2006 by and between GAMCO Global Series Funds, Inc. (the "Company") on behalf of The GAMCO Global Opportunity Fund (the "Fund"), a series of the Company, and Gabelli Funds, LLC (the "Adviser").

         With respect to the Fund, the Adviser hereby agrees to waive management fees and/or reimburse expenses to the extent necessary to maintain the Fund's Total Annual Operating Expenses at 2.00% for Class AAA Shares, 2.00% for Class A Shares, 2.75% for Class B Shares, 2.75% for Class C Shares and 1.75% for Class I Shares of the average daily net assets of the Fund.

         This Agreement shall be renewable at the end of each one-year period for an additional one-year period upon the written agreement of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


GAMCO GLOBAL SERIES FUNDS, INC.                      GABELLI FUNDS, LLC
ON BEHALF OF
THE GAMCO GLOBAL OPPORTUNITY FUND


By: /S/ BRUCE N. ALPERT                                   By: /S/ JAMES E. MCKEE
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     Bruce N. Alpert                                          James E. McKee

Attest:  /S/ MICHAEL R. ANASTASIO              Attest:  /S/ MICHAEL R. ANASTASIO
         ------------------------                       ------------------------
           Michael R. Anastasio                         Michael R. Anastasio